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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE: DECEMBER 2, 2005                                  PR05-27


     CANYON RESOURCES ANNOUNCES CLOSING OF PRIVATE PLACEMENT AND COMPLIANCE
                          WITH AMEX LISTING STANDARDS

         GOLDEN, CO--CANYON RESOURCES CORPORATION (AMEX:CAU), a Colorado-based mining company, today announced that it closed its private placement, previously announced on November 29, 2005, in the aggregate principal amount of $2.51 million with net proceeds to the Company of approximately $2.37 million.

         The private placement consisted of the sale of 3,300,004 shares of the Company's Common Stock and two series of warrants: 1,650,003 Series A
Warrants with an exercise price of $1.30 and a term of three (3) years, and 825,004 Series B Warrants with an exercise price of $1.08 and a term of one (1) year. The Company has the right to redeem the Series B Warrants as explained in our prior release.

         H.C. Wainwright, a 100 year old brokerage firm headquartered in New York, acted as placement agent. The Company paid H.C. Wainwright a cash placement agent fee equal to $121,135 and issued 115,500 Series A Warrants and 57,750 Series B Warrants. The Company also issued 231,000 Series C Warrants to H.C. Wainwright. The Series C Warrants have an exercise price of $0.76, a term of three (3) years and are substantially similar to the Series A Warrants. The Company must file a registration statement with the SEC within thirty days of this closing to register the securities related to this transaction.

         "We are very pleased to complete this transaction as it provides funding for our anticipated 2006 project budget. Canyon is focused on creating shareholder value through the development of additional mineralization and reserves at its existing properties, acquisition of new properties and re-starting or development of new mines. These new funds will be dedicated to project activities in and around the Briggs Mine for drilling and feasibility study work. Our focus in this effort is on developing sufficient reserves to justify the re-start of mining at the site. This 100% owned facility is fully permitted, has a core operating team in place and is currently producing gold from residual leaching of existing heap leach pads. Mining at the site was stopped in early 2004 on the basis of a $325 ounce gold price outlook, although drill proven mineralization remained at the site. In addition, these funds will be utilized for drilling, permitting and feasibility study activities at our Reward project in Nevada, which we consider to be a synergistic project to our Briggs Mine due to close proximity and the potential ability to share both overheads and certain facilities. We are pleased by the quality and support of the institutional funds who participated in this financing. These investors, many of which are new to Canyon, have invested in this new direction for the Company," states James Hesketh, President & CEO.

         The securities offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

         Separately, Canyon Resources announced today that it is in compliance with AMEX's continued listing standards. Canyon had previously reported that AMEX notified the Company that it was not in compliance with Section 301 of the AMEX Company Guide pertaining to the issuance of securities prior to filing an application for the listing of such additional securities and receiving notification from AMEX that the securities have been approved for listing.

ABOUT CANYON RESOURCES

         Canyon Resources, based in Golden, Colorado, was formed in 1979. The Company has a history of precious metals exploration success and can claim a number of significant discoveries. Canyon currently owns the Briggs Mine in California and is currently evaluating the re-start of that operation. Canyon is also evaluating the potential development of the Reward Gold Project in Nevada.



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         This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, among others, feasibility studies for the Briggs and Reward projects and non-cyanide recovery testwork, mineralized material estimates, potential residual production levels, future expenditures, cash requirement predictions, the ability to finance continuing operations and the potential reopening of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; the speculative nature of mineral exploration; uncertainty of estimates of mineralized material and gold deposits; compliance with environmental and government regulations; the potential un-availability of financing on acceptable terms or the inability to obtain additional financing through capital markets, joint ventures, or other arrangements in the future; the outcome of the McDonald and Kendall Mine litigation as well as other possible judicial proceedings; economic and market conditions; unanticipated grade, geological, metallurgical, processing or other problems; operational risks of mining, development and exploration and force majeure events; and other risk factors as described from time to time in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.


FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO        or     Valerie Kimball, Investor Relations
(303) 278-8464                               (303) 278-8464